TransMontaigne Announces Third Quarter Results

•	Achieved record levels of revenue, Consolidated EBITDA and distributable cash flow for the third quarter of 2018
•	Revenue for the third quarter of 2018 totaled $57.2 million, compared to $45.5 million in the prior year third quarter
•	Consolidated EBITDA totaled $36.1 million, compared to $25.4 million in the prior year third quarter
•	Distributable cash flow for the third quarter of 2018 totaled $24.7 million, with aggregate distributions of $17.2 million, resulting in quarterly distribution coverage of 1.43x
•	Increased the quarterly cash distribution for the twelfth consecutive quarter to $0.805, reflecting a 6.6% increase over the prior year quarterly distribution
•	Leverage as of September 30, 2018 was 4.31x

Denver, Colorado, November 8, 2018 –  TransMontaigne Partners L.P. (NYSE:TLP) (the Partnership, we, us, our) today announced third quarter 2018 financial and operating results.

FINANCIAL RESULTS

Revenue for the third quarter of 2018 totaled $57.2 million, an increase of $11.7 million, or approximately 26%, compared to $45.5 million for the third quarter of 2017. Consolidated EBITDA totaled $36.1 million for the third quarter of 2018, representing an increase of $10.7 million, or approximately 42%, compared to $25.4 million for the third quarter of 2017. The improvement in revenue and Consolidated EBITDA compared to the prior year was primarily attributed to the acquisition of the West Coast terminals on December 15, 2017.

An overview of our financial performance for the third quarter of 2018 compared to the third quarter of 2017 includes:

•	Operating income for the third quarter 2018 was approximately $20.1 million compared to $13.9 million for the third quarter 2017. Changes in the primary components of operating income are as follows:
o

Revenue increased approximately $11.7 million to $57.2 million driven by contributions from our acquisition of the West Coast terminals in December 2017, which added approximately $9.9 million to revenue. In addition, we experienced increases in revenue at our Gulf Coast, Midwest and Southeast terminals of approximately $0.5 million, $0.8 million and $1.3 million, respectively, partially offset by decreases in revenue at our Brownsville and River terminals of approximately $0.7 million and $0.1 million, respectively.

o

Direct operating costs and expenses increased approximately $2.2 million to $19.9 million driven by our West Coast acquisition, which added approximately $3.5 million to expenses,  partially offset by a decrease in direct operating costs and expenses at our Gulf Coast, Brownsville, River and Southeast terminals of approximately $0.2 million, $0.9 million, $0.1 million and $0.1 million, respectively.  Direct operating costs and expenses for the Midwest terminals were consistent with the prior year quarter.

o	Depreciation and amortization expenses increased approximately $3.4 million to $12.3 million primarily driven by an increased asset base associated with our acquisition of the West Coast terminals.

•

Net earnings were approximately $10.9 million for the third quarter 2018 compared to $11.0 million for the third quarter 2017. The decrease was principally due to the increase in quarterly operating income discussed above, offset by increases in interest expense and amortization of deferred issuance costs of approximately $6.0 million and $0.3 million, respectively. The increase was primarily attributable to increased financing costs associated with financing our acquisition of the West Coast terminals, the issuance of senior notes in the first quarter of 2018 and increases in LIBOR based interest rates.

•	Quarterly net earnings per limited partner unit was $0.42 per unit for the third quarter 2018 compared to $0.47 per unit for the third quarter 2017.
•

Consolidated EBITDA for the third quarter 2018 was approximately $36.1 million compared to $25.4 million for the third quarter 2017. The increase in Consolidated EBITDA was due to the changes in revenue and direct operating costs and expenses discussed above, as well as an increase in distributions from unconsolidated affiliates of approximately $0.8 million.

•

Distributable cash flow for the third quarter 2018 was approximately $24.7 million compared to $21.6 million for the third quarter 2017. The increase in distributable cash flow was due to the changes in EBITDA and interest expense discussed above, partially offset by an increase in capitalized maintenance expenditures of approximately $0.9 million.

o	The distribution declared per limited partner unit was $0.805 per unit for the third quarter 2018 compared to $0.755 per unit for the third quarter 2017, reflecting an increase of 6.6%.
o	Aggregate distributions totaled $17.2 million for the third quarter 2018, resulting in a quarterly distribution coverage ratio of 1.43x.

QUARTERLY DISTRIBUTION

The Partnership previously announced that it declared a quarterly cash distribution of $0.805 per unit for the period from July 1, 2018 through September 30, 2018. This $0.01 increase over the previous quarter reflects the twelfth consecutive increase in the quarterly distribution and represents annual growth of 6.6% over the prior year. The distribution was paid on November 8, 2018 to unitholders of record on October 31, 2018.

RECENT DEVELOPMENTS

Expansion of our Brownsville operations.    The Frontera joint venture has waived its right of first refusal to participate in our previously announced Brownsville terminal expansion. Accordingly, our Brownsville expansion project will be 100% constructed and owned by TransMontaigne Partners. The project, which is underpinned by new long-term agreements, includes the construction of approximately 630,000 barrels of additional liquids storage capacity and the conversion of our Diamondback Pipeline to transport diesel and gasoline to the U.S./Mexico border. The Diamondback Pipeline is comprised of an 8” pipeline that previously transported propane approximately 16 miles from our Brownsville facilities to the U.S./Mexico border, as well as a 6” pipeline, which runs parallel to the 8” pipeline, that has been idle and can be used to transport additional refined products. We expect the first tanks of the additional liquids storage capacity under construction to be completed and placed into commercial service during the first quarter of 2019. We expect to recommission the Diamondback Pipeline and resume operations on both the 8” pipeline and the previously idle 6” pipeline by the end of 2019, with the remaining additional liquids storage capacity being completed and placed into commercial service at the same time. The anticipated aggregate cost of the terminal expansion and pipeline recommissioning is estimated to be approximately $55 million.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2018 total long-term debt was $591.0 million, excluding $7.6 million of unamortized deferred issuance costs. Our long-term debt amounts included $291.0 million of outstanding borrowings on our $850 million revolving credit facility and $300 million of issued senior notes. For the trailing twelve months, Consolidated EBITDA combined with bank approved pro forma acquisition and project credit was $137.2 million, resulting in a debt to Consolidated EBITDA ratio, or total leverage ratio, of 4.31x. Consolidated EBITDA is a non-GAAP financial performance measure used in the calculation of our leverage and interest coverage ratio requirements under our revolving credit facility. See Attachment B hereto for a reconciliation of Consolidated EBITDA to net earnings. See also Attachment C hereto for the calculation of our total leverage ratio and interest coverage ratio and a reconciliation of Consolidated EBITDA to Cash flows provided by operating activities.

For the third quarter of 2018 we reported $16.5 million in total capital expenditures, which consisted of $2.9 million of maintenance expenditures and $13.6 million in expansion expenditures.  As of September 30, 2018 remaining capital expenditures for approved expansion projects are estimated to be approximately $100 million, which is expected to be spent through the end of 2019.  We expect to fund approved expansion projects with cash flows from operations and additional borrowings under our revolving credit facility. Approved expansion projects are underpinned by new long-term agreements and primarily include expansions at our Collins, Brownsville and Richmond terminals:

•

Collins, Mississippi Phase II terminal expansion includes the construction of an additional 870,000 barrels of liquids storage capacity and improvements to the Colonial Pipeline receipt and delivery manifolds. Total capital expenditures for this project are expected to be approximately $55 million, of which approximately $13.2 million has been spent though September 30, 2018. We expect the first of the new tanks to be placed into commercial service in the fourth quarter of 2018, with the remaining capacity and the manifold improvements to be placed into commercial service in the second quarter of 2019.

•	Brownsville, Texas terminal expansion and pipeline recommissioning is discussed above under “Recent Developments”. As of September 30, 2018 we have spent approximately $5.7 million on this project.
•

Richmond, California terminal includes the construction of an additional 125,000 barrels of liquids storage capacity. Total capital expenditures for this project is expected to be approximately $8 million, of which, approximately $2.2 million has been spent though September 30, 2018.  We expect the first of the new tank capacity to be placed into commercial service in the fourth quarter of 2018, with the remaining capacity to be placed into commercial service in the first quarter of 2019.

CONFERENCE CALL

On Thursday, November 8, 2018, the Partnership will hold a conference call for analysts and investors at 12:00 p.m. Eastern Time to discuss our third quarter results.  Hosting the call will be Fred Boutin, Chief Executive Officer, and Rob Fuller, Chief Financial Officer. The call can be accessed live over the telephone by dialing (877) 407-4018, or for international callers (201) 689-8471.  A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers (412) 317-6671.  The passcode for the replay is 13684763.  The replay will be available until November  22, 2018.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto TLP’s website at www.transmontaignepartners.com under the Investor Information section.  A replay of the webcast will also be available until November  22, 2018.

ABOUT TRANSMONTAIGNE PARTNERS L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, in the Southeast and on the West Coast. We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels, and heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

FORWARD-LOOKING STATEMENTS

This press release includes statements that may constitute forward looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the Partnership’s expectations and may adversely affect its business and results of operations are disclosed in "Item 1A. Risk Factors" in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission on March 15, 2018. The forward looking statements speak only as of the date made, and, other than as may be required by law, the Partnership undertakes no obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

CONTACT

TransMontaigne Partners L.P.

(303) 626-8200

Frederick W. Boutin, Chief Executive Officer

Robert T. Fuller, Chief Financial Officer

ATTACHMENT A

SELECTED FINANCIAL INFORMATION AND RESULTS OF OPERATIONS

Our terminaling services agreements are structured as either throughput agreements or storage agreements. Our throughput agreements contain provisions that require our customers to make minimum payments, which are based on contractually established minimum volumes of throughput of the customer’s product at our facilities over a stipulated period of time. Due to this minimum payment arrangement, we recognize a fixed amount of revenue from the customer over a certain period of time, even if the customer throughputs less than the minimum volume of product during that period. In addition, if a customer throughputs a volume of product exceeding the minimum volume, we would recognize additional revenue on this incremental volume. Our storage agreements require our customers to make minimum payments based on the volume of storage capacity available to the customer under the agreement, which results in a fixed amount of recognized revenue.

We refer to the fixed amount of revenue recognized pursuant to our terminaling services agreements as being “firm commitments.” Revenue recognized in excess of firm commitments and revenue recognized based solely on the volume of product distributed or injected are referred to as “ancillary.” In addition “ancillary” revenue also includes fees received from ancillary services including heating and mixing of stored products, product transfer, railcar handling, butane blending, proceeds from the sale of product gains, wharfage and vapor recovery.

The “firm commitments” and “ancillary” revenue included in terminaling services fees were as follows (in thousands):

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Terminaling services fees:
Firm commitments	$43,220	$33,857	$128,051	$99,590
Ancillary	11,132	8,123	31,870	24,640
Total terminaling services fees	54,352	41,980	159,921	124,230
Pipeline transportation fees	774	1,091	2,437	4,603
Management fees	2,024	2,378	6,580	6,830
Total revenue	$57,150	$45,449	$168,938	$135,663

The amount of revenue recognized as “firm commitments” based on the remaining contractual term of the terminaling services agreements that generated “firm commitments” for the three months ended September 30, 2018 was as follows (in thousands):

Remaining terms on terminaling services agreements that generated “firm commitments”:
Less than 1 year remaining	$9,932	23%
1 year or more, but less than 3 years remaining	12,952	30%
3 years or more, but less than 5 years remaining	11,063	26%
5 years or more remaining (1)	9,273	21%
Total firm commitments for the three months ended September 30, 2018	$43,220

_____________________________________________

(1) We have a terminaling services agreement with a third party relating to our Southeast terminals that will continue in effect through February 1, 2023, after which it shall automatically continue unless and until the third party provides at least 24 months’ prior notice of its intent to terminate the agreement. Effective at any time from and after July 31, 2040, we have the right to terminate the agreement by providing at least 24 months’ prior notice of our intent to terminate the agreement. We do not believe the third party will terminate the agreement prior to July 31, 2040; therefore we have presented the firm commitments related to this terminaling services agreement in the 5 years or more remaining category in the table above.

The following selected financial information is extracted from our quarterly report on Form 10-Q for the quarter ended September 30, 2018, which was filed on November 8, 2018 with the Securities and Exchange Commission (in thousands, except per unit amounts):

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Income Statement Data
Revenue	$57,150	$45,449	$168,938	$135,663
Direct operating costs and expenses	(19,910)	(17,719)	(59,330)	(50,214)
General and administrative expenses	(4,957)	(5,247)	(14,557)	(13,298)
Earnings from unconsolidated affiliates	1,862	1,884	7,195	6,564
Operating income	20,125	13,942	58,283	46,616
Interest expense	(8,608)	(2,656)	(23,342)	(7,333)
Net earnings	10,895	10,966	32,529	38,398
Net earnings allocable to limited partners	4,058	3,270	11,696	9,218
Net earnings per limited partner unit—basic	$0.42	$0.47	$1.28	$1.79

	September 30,	December 31,
	2018	2017
Balance Sheet Data
Property, plant and equipment, net	$662,819	$655,053
Investments in unconsolidated affiliates	228,622	233,181
Goodwill	9,428	9,428
Customer relationships, net	45,130	47,136
Total assets	976,587	987,003
Long-term debt	583,420	593,200
Partners’ equity	349,485	364,217

Selected results of operations data for each of the quarters in the years ended December 31, 2018 and 2017 are summarized below (in thousands):

	Three months ended				Year ending
	March 31,	June 30,	September 30,	December 31,	December 31,
	2018	2018	2018	2018	2018
Revenue	$56,444	$55,344	$57,150	$—	$168,938
Direct operating costs and expenses	(20,145)	(19,275)	(19,910)	—	(59,330)
General and administrative expenses	(4,981)	(4,619)	(4,957)	—	(14,557)
Insurance expenses	(1,246)	(1,271)	(1,227)	—	(3,744)
Equity-based compensation expense	(2,017)	(441)	(483)	—	(2,941)
Depreciation and amortization	(11,808)	(13,160)	(12,310)	—	(37,278)
Earnings from unconsolidated affiliates	2,889	2,444	1,862	—	7,195
Operating income	19,136	19,022	20,125	—	58,283
Interest expense	(6,461)	(8,273)	(8,608)	—	(23,342)
Amortization of deferred issuance costs	(501)	(1,289)	(622)	—	(2,412)
Net earnings	$12,174	$9,460	$10,895	$—	$32,529

	Three months ended				Year ending
	March 31,	June 30,	September 30,	December 31,	December 31,
	2017	2017	2017	2017	2017
Revenue	$44,850	$45,364	$45,449	$47,609	$183,272
Direct operating costs and expenses	(16,511)	(15,984)	(17,719)	(17,486)	(67,700)
General and administrative expenses	(3,971)	(4,080)	(5,247)	(6,135)	(19,433)
Insurance expenses	(1,006)	(1,002)	(999)	(1,057)	(4,064)
Equity-based compensation expense	(1,817)	(352)	(544)	(286)	(2,999)
Depreciation and amortization	(8,705)	(8,792)	(8,882)	(9,581)	(35,960)
Earnings from unconsolidated affiliates	2,560	2,120	1,884	507	7,071
Operating income	15,400	17,274	13,942	13,571	60,187
Interest expense	(2,152)	(2,525)	(2,656)	(3,140)	(10,473)
Amortization of deferred issuance costs	(294)	(271)	(320)	(336)	(1,221)
Net earnings	$12,954	$14,478	$10,966	$10,095	$48,493

ATTACHMENT B

DISTRIBUTABLE CASH FLOW

The following summarizes our distributable cash flow for the period indicated (in thousands):

	July 1, 2018	January 1, 2018
	through	through
	September 30, 2018	September 30, 2018
Net earnings	$10,895	$32,529
Depreciation and amortization	12,310	37,278
Earnings from unconsolidated affiliates	(1,862)	(7,195)
Distributions from unconsolidated affiliates	5,007	12,168
Equity-based compensation expense	483	2,941
Settlement of tax withholdings on equity-based compensation	—	(658)
Interest expense	8,608	23,342
Amortization of deferred issuance costs	622	2,412
Consolidated EBITDA (1) (2)	36,063	102,817
Interest expense	(8,608)	(23,342)
Unrealized loss on derivative instruments	144	271
Amortization of deferred issuance costs	(622)	(2,412)
Amounts due under long-term terminaling services agreements, net	171	375
Project amortization of deferred revenue under GAAP	(185)	(1,247)
Project amortization of deferred revenue for DCF	581	2,433
Capitalized maintenance	(2,853)	(10,017)
“Distributable cash flow”, or DCF, generated during the period (2)	$24,691	$68,878

Actual distribution for the period on all common units and the general partner interest including incentive distribution rights	$17,243	$50,732
Distribution coverage ratio (2)	1.43x	1.36x

(1)	Reflects the calculation of Consolidated EBITDA in accordance with the definition for such financial metric in our revolving credit facility.
(2)

Consolidated EBITDA, Distributable cash flow and the distribution coverage ratio are not computations based upon generally accepted accounting principles.  The amounts included in the computations of our distributable cash flow and Consolidated EBITDA are derived from amounts separately presented in our consolidated financial statements, notes thereto and “Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations” in our quarterly report on Form 10-Q for the quarter ended September 30, 2018, which was filed with the Securities and Exchange Commission on November 8, 2018. Distributable cash flow and Consolidated EBITDA should not be considered in isolation or as an alternative to net earnings or operating income, as an indication of our operating performance, or as an alternative to cash flows from operating activities as a measure of liquidity.  Distributable cash flow and Consolidated EBITDA are not necessarily comparable to similarly titled measures of other companies.  Distributable cash flow and Consolidated EBITDA are presented here because they are widely accepted financial indicators used to compare partnership performance.  Further, Consolidated EBITDA is calculated consistent with the provisions of our credit facility and is a financial performance measure used in the calculation of our leverage and interest coverage ratio requirements. We believe that these measures provide investors an enhanced perspective of the operating performance of our assets, the cash we are generating and our ability to make distributions to our unitholders and our general partner.

ATTACHMENT C

CREDIT FACILITY FINANCIAL COVENANTS

The primary financial covenants contained in our revolving credit facility are (i) a total leverage ratio test (not to exceed 5.25 to 1.0), (ii) a senior secured leverage ratio test (not to exceed 3.75 to 1.0), and (iii) a minimum interest coverage ratio test (not less than 2.75 to 1.0). These financial covenants are based on a non-GAAP, defined financial performance measure within our revolving credit facility known as “Consolidated EBITDA.” The following provides the calculation of “total leverage ratio”, “senior secured leverage ratio” and “interest coverage ratio” as such terms are used in our revolving credit facility for certain financial covenants (in thousands, except ratios):

					Twelve months
	Three months ended				ended
	December 31,	March 31,	June 30,	September 30,	September 30,
	2017	2018	2018	2018	2018
Financial performance covenant tests:
Consolidated EBITDA (1)	$26,963	$32,921	$33,833	$36,063	$129,780
Permitted Acquisition credit (2)	5,900	—	—	—	5,900
Material Project credit (3)	—	—	854	663	1,517
Consolidated EBITDA for the leverage ratios (1)	$32,863	$32,921	$34,687	$36,726	$137,197
Revolving credit facility debt					291,000
6.125% senior notes due in 2026					300,000
Consolidated funded indebtedness					$591,000
Senior secured leverage ratio					2.12	x
Total leverage ratio					4.31	x
Consolidated EBITDA for the interest coverage ratio (1)	$26,963	$32,921	$33,833	$36,063	$129,780
Consolidated interest expense (1) (4)	$3,217	$6,419	$8,188	$8,464	$26,288
Interest coverage ratio					4.94	x
Reconciliation of consolidated EBITDA to cash flows provided by operating activities:
Consolidated EBITDA for the total leverage ratio (1)	$32,863	$32,921	$34,687	$36,726	$137,197
Permitted Acquisition credit (2)	(5,900)	—	—	—	(5,900)
Material Project credit (3)	—	—	(854)	(663)	(1,517)
Interest expense	(3,140)	(6,461)	(8,273)	(8,608)	(26,482)
Unrealized loss (gain) on derivative instruments	(77)	42	85	144	194
Amortization of deferred revenue	(122)	(187)	(149)	(119)	(577)
Settlement of tax withholdings on equity-based compensation	—	341	317	—	658
Change in operating assets and liabilities	(3,709)	(2,262)	9,656	3,122	6,807
Cash flows provided by operating activities	$19,915	$24,394	$35,469	$30,602	$110,380

(1)	Reflects the calculation of Consolidated EBITDA and Consolidated interest expense in accordance with the definition for such financial metrics in our revolving credit facility.
(2)

Reflects a pro forma credit of $7.0 million per quarter relating to the acquisition of the West Coast terminals, which qualified as a “Permitted Acquisition” under the terms of our revolving credit facility. For the three months ended December 31, 2017, the $7.0 million credit was reduced by approximately $1.1 million, which is the amount of actual Consolidated EBITDA we recognized during the period relating to the West Coast terminals following the acquisition on December 15, 2017.
(3)

Reflects percentage of completion pro forma credit related to the Collins, Mississippi Phase II terminal expansion that qualifies as a “Material Project” under the terms of our revolving credit facility.

(4)	Consolidated interest expense, used in the calculation of the interest coverage ratio, excludes unrealized gains and losses recognized on our derivative instruments.

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